Exhibit 99.1
Dana Extends Executive Chairman John Devine’s Contract through 2010;
Announces Vice Chairman Gary Convis Will Retire Effective Dec. 31, 2009
MAUMEE, Ohio — December 16, 2009 — Dana Holding Corporation (NYSE: DAN) announced today that the company’s Board of Directors has extended John Devine’s contract as Executive Chairman through 2010. Devine was appointed Executive Chairman of Dana in February 2008 and has led the company’s focus on rebuilding the management team, improving operational performance, increasing liquidity and profits, and pursuing profitable growth.
“I am proud of the improvements that the Dana team has accomplished over the past two years,” Devine said, “I look forward to working with Jim Sweetnam and the people of Dana to build on this positive momentum moving forward.”
In addition, Dana announced that Gary Convis has informed the company of his intention to retire from his position as Vice Chairman of Dana effective Dec. 31, 2009, when he will also resign his seat on the company’s Board of Directors. Convis, who joined Dana as CEO in April 2008, and has subsequently served as vice chairman since January 2009, will be retained as a special advisor to President and CEO Jim Sweetnam. In this role, he will continue to be actively involved with Dana both internally and with customers.
“Gary’s contributions to Dana over the past two years have been invaluable,” said Sweetnam. “As both a leader and mentor, Gary has contributed to instilling a new mindset and more disciplined manufacturing approach within our company.
“Gary has also played an instrumental role in assembling a highly capable team and instituting the Dana Operating System,” Sweetnam added. “In his role as Special Advisor, we look forward to continuing to benefit from Gary’s renowned operational and customer-oriented expertise.”
About Dana Holding Corporation
Dana is a world leader in the supply of axles; driveshafts; and structural, sealing, and thermal-management products; as well as genuine service parts. The company’s customer base includes virtually every major vehicle manufacturer in the global automotive, commercial vehicle, and off-highway markets. Based in Maumee, Ohio, the company employs approximately 23,000 people in 26 countries and reported 2008 sales of $8.1 billion. For more information, please visit: www.dana.com.
Media Contact:
Chuck Hartlage       419.887.5123
Investor Contact:
Lillian Etzkorn        419.887.5160
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